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                                                           EXHIBIT 22.1



              SUBSIDIARIES OF COMMUNITY CAPITAL CORPORATION



Greenwood Bank & Trust



Clemson Bank & Trust



GNB Mortgage Company (inactive)



Community Financial Services, Inc. (subsidiary of Greenwood Bank & Trust)



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